AMENDMENT NO. 2 TO THE AMENDED AND RESTATED BYLAWS OF UBIQUITI NETWORKS, INC. 1. The Amended and Restated Bylaws (the “Bylaws”) of Ubiquiti Networks, Inc. (the “Company”) are hereby amended solely to reflect a change in the name of the Company by substituting “Ubiquiti Inc.” for “Ubiquiti Networks, Inc.” wherever “Ubiquiti Networks, Inc.” is set forth in the Bylaws. 2. Except as set forth in this Amendment No. 2 to the Bylaws, the Bylaws remain in full force and effect. 3. This Amendment No. 2 to the Bylaws was approved by the Board of Directors of the Company on August 7, 2019 and shall become effective at 4:01 p.m. Eastern Time on August 19, 2019.